Exhibit 23.1

[Letterhead of Deloitte & Touche]

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-91048 of PG&E Gas Transmission, Northwest Corporation on Form S-3 of our report dated February 6, 2003, which expresses unqualified opinion and includes emphasis paragraphs relating to the purchase of an entity under common control; financial difficulties of the parent company, and bankruptcy of an affiliated company, appearing in this Annual Report on Form 10-K of PG&E Gas Transmission, Northwest Corporation for the year ended  December 31, 2002.

DELOITTE & TOUCHE LLP

Portland, Oregon

March 4, 2003